Monteagle Funds

OPERATING SERVICES AGREEMENT

THIS OPERATING SERVICES AGREEMENT (this “Agreement”) is made, effective as of October 23, 2025, by and between the Monteagle Funds, a Delaware business trust, with its principal office and place of business at 2506 Winford Avenue, Nashville, TN 37211, on behalf of its separate series the Monteagle Select Value Fund (hereinafter referred to as the “Fund”), and Park Place Capital Corporation, a Tennessee corporation, with its principal office and place of business at 2001 Park Place, Ste 525, Birmingham, AL 35203 (hereinafter referred to as “Park Place Capital”).

WHEREAS, the Fund is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”), and authorized to issue shares representing interests in the Monteagle Select Value Fund; and

WHEREAS, Park Place Capital is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

WHEREAS, the parties desire to enter into this agreement for the provision of certain operational services necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions set forth therein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

Obligations of Park Place Capital

(a)

Services. The Fund hereby retains Park Place Capital to provide, or arrange for the provision of, the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the “Services”):

(1)

accounting services and functions, including costs and expenses of any independent registered public accountants;

(2)

non-litigation related legal services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

(3)

dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

(4)

custodian and depository services and functions;

(5)

independent pricing services;

(6)

preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

(7)

sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Park Place Capital under the Investment Advisory Agreement (“Management Agreement”) between the Fund and Park Place Capital, dated, June 6, 2022, including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisers, broker-dealers, financial institutions, and other organizations on behalf of Park Place Capital;

(8)

shareholder and board of trustees communication services, including the costs of preparing, printing and distributing notices of shareholders’ meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund’s Portfolio shareholders, as well as all expenses of shareholders’ and board of trustees’ meetings, including the compensation and reimbursable expenses of the interested trustees of the Fund; and

(9)

other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

(b)

Exclusions from Services. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include, and Park Place Capital will not be responsible for, any of the following:

(1)

all brokers’ commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

(2)

the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

(3)

the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio to federal, state, county, city, or other governmental agents;

(4)

the fees and expenses of each trustee of the Fund who is not an “interested person” thereof, as defined in Section 2(a)(19) of the Act;

(5)

the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio;

(6)

the expenses, including fees and disbursements, of any legal counsel separately representing the Fund’s independent trustees; and

(7)

any other extraordinary expense of the Fund or Portfolio.

(c)

Books and Records. All books and records prepared and maintained by Park Place Capital for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Park Place Capital shall surrender to the Fund such of the books and records so requested.

(d)

Staff and Facilities. Park Place Capital assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

(e)

Trust Expense. Park Place Capital shall assume and pay the Trust’s expenses, including: (i) the fees payable to each administrator under an agreement between the administrator and the Trust; (ii) expenses of issue, repurchase and redemption of Shares; (iii) premiums of insurance for the Trust, the Trustees and officers and fidelity bond premiums; (iv) fees and expenses of third parties, including the Trust’s independent accountant, custodian, transfer agent, dividend disbursing agent and fund accountant (unless extraordinary); (v) fees of pricing, interest, dividend, credit and other reporting services; (vi) telecommunications expenses; (vii) funds transmission expenses; (viii) auditing and legal (unless extraordinary); (ix) costs of forming the Trust and maintaining its existence; (x) costs of preparing, filing and printing the Trust’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xi) expenses of meetings of shareholders and proxy solicitations; (xii) costs of reproduction, stationery, supplies and postage; (xiii) costs of Board, Board committee, and other corporate meetings; (xiv) all interested Trustee fees; (xv) state, territory or foreign securities laws registration fees and related expenses; and (xvi) all fees and expenses paid by the Trust in accordance with any distribution or service plan or agreement related to similar manners.

2.

Obligations of the Fund

(a)

Fee. The Fund will pay to Park Place Capital, on the last day of each month, an annualized fee equal to the average daily net asset value of the Portfolio as set forth in Appendix

(b)

Calculation of Operating Services Fee. The fees in Paragraph 2(a) are to be computed daily based upon the net asset value of the Portfolio, as determined by a valuation made in accordance with the Fund’s procedure for calculating Portfolio net asset value as described in the Fund’s Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio’s net asset value is suspended by the trustees of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(c)

Information. The Fund will, from time to time, furnish or otherwise make available to Park Place Capital such information relating to the business and affairs of the Portfolio as Park Place Capital may reasonably require in order to discharge its duties and obligations hereunder.

3.

Term. This Agreement shall become effective on the date hereof and, unless terminated in accordance with this Paragraph 3, shall remain in full force and effect for one year from the date hereof, and from year to year thereafter, provided such continuance is approved at least annually by the vote of a majority of the trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)

the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon sixty (60) days written notice to Park Place Capital;

(b)

the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c)

Park Place Capital may terminate this Agreement without payment of penalty on sixty (60) days written notice to the Fund.

4.

Miscellaneous

(a)

Performance Review. Park Place Capital will permit representatives of the Fund, including the Fund’s independent registered public accounting firm, to have reasonable access to the personnel and records of Park Place Capital in order to enable such representatives to monitor the quality of services being provided and the level of fees due Park Place Capital pursuant to this Agreement. In addition, Park Place Capital shall promptly deliver to the board of trustees of the Fund such information as may reasonably be requested from time to time to permit the board of trustees to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

(b)

Notices. Any notice under this Agreement shall be given in writing, and shall be delivered or mailed to the other party at the principal office of such party in person, or by registered or certified mail, or a private mail or delivery service providing the sender with notice of receipt, or such other address as specified in a notice duly given to the other party. Notice will be deemed given on the date delivered or mailed in accordance with this Paragraph 4(b).

(c)

Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee and the applicable provisions of the Act. To the extent the applicable law of the State of Tennessee or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

MONTEAGLE FUNDS

By: ______________________

Paul B. Ordonio, President

Dated: October 23, 2025

PARK PLACE CAPITAL CORPORATION

By: ______________________

Matthew Foster, President

Dated: October 23, 2025

MONTEAGLE FUNDS

OPERATING SERVICES AGREEMENT

APPENDIX A

Adviser	Fund	Annual Fee Rate as a % of the Fund of the Trust – Net Assets of the Fund
Park Place Capital Corporation	Monteagle Select Value fund	First $25 Million 0.70% Next $25 Million 0.615% Next $50 Million 0.475% Over $100 Million 0.375%

TRUST

MONTEAGLE FUNDS

By:  _____________________________

         Paul B. Ordonio, President

ADVISER

PARK PLACE CAPITAL CORPORATION

By: _____________________________

        Matthew Foster, President